UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - December 16, 2009

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zipcode)

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement

On December 16, 2009, IEC Electronics Corp. (the “Company”) entered into an Amended and Restated Credit Facility Agreement (the “Credit Agreement”) with Manufacturers Traders and Trust Company, a New York banking corporation (the “Lender”), pursuant to which the Lender has agreed to provide the Company $25,000,000 in aggregate senior secured credit facilities.  These facilities modify and replace the existing Revolving Credit Facility, modify and replace the existing Equipment Line continuing the term debt outstanding thereunder, and are in addition to the existing Energy Loan (original amount $203,000, of which $135,000 was outstanding as of December 16, 2009), the existing Term Loan (original amount $1,700,000, of which $690,000 was outstanding as of December 16, 2009) and the existing M&T Sale-Leaseback (“Lease/Term Loan Facility”) as outlined in the original Credit Facility Agreement dated May 30, 2008 between the Company and the Lender ("Prior Agreement").

The following is a summary of the new senior secured credit facilities:

•
A $15,000,000 Revolving Credit Facility ("Revolving Credit Loans"). Borrowings under this facility cannot exceed the lesser of the Borrowing Base and $15,000,000.  The Borrowing Base is the sum of 85% of eligible receivables plus 35% of eligible inventories.  Loans under this facility bear interest at LIBOR plus the Applicable Margin which is based on the Company's Total Debt/EBITDARS.  On the date of closing, the interest rate was 4.25% and is payable at the end of each Interest Period (as defined in the Credit Agreement) but no less than every three months.  The revolving credit facility terminates on December 16, 2012 at which time all Revolving Credit Loans will be repaid in full.  Overline advances made under the Revolving Credit Facility are due and payable within 60 days after the making of such advance.  Amounts outstanding in excess of the Borrowing Base must be repaid immediately.  The Company will incur quarterly commitment fees based on the unused amount of the Revolving Credit Facility.

•
A $5,000,000 Term Loan (the "GTC Term Loan").  The GTC Term Loan bears interest at 4.5% which is payable at the end of each Interest Period (as defined in the Credit Agreement) but no less than every three months.  The principal of the GTC Term Loan will be paid in sixty equally monthly payments of $83,333 each plus interest on the first day of the month following closing.  The GTC Term Loan matures on December 16, 2014.

•
A $4,000,000 Commercial Mortgage Term Loan ("Mortgage Loan").  The Mortgage Loan bears interest at 4.5% which is payable at the end of each Interest Period (as defined in the Credit Agreement) but no less than every three months.  The principal amount of the Mortgage Loan will be paid in sixty equal installments of $22,222 each, plus interest on the first day of the month following closing.  The Mortgage Loan matures on December 16, 2014.

•
A $1,500,000 Equipment Line of Credit.  Amounts under this facility are available to the Company in the discretion of the Lender from time to time until December 16, 2010 or such later date as may be agreed by the Lender.  Such facility is in the aggregate amount of $1,500,000 less the amount of Equipment Line Loans made under the Prior Agreement.  As of December 16, 2009, the Company has used $676,671 of the $1.5 million.  Amounts borrowed under the Equipment Line of Credit will be repaid in sixty equal monthly principal payments plus interest, on the first day of the month following the date borrowed.  Interest on the Equipment Line of Credit accrues at 4.5%, which is payable at the end of each Interest Period (as defined in the Credit Agreement) but no less than every three months.

The Credit Agreement provides that the proceeds of the Revolving Credit Loans and the GTC Term Loan will be available for the Company’s general corporate purposes, including the financing of the Company’s acquisition of General Technology Corporation ("GTC"), as described below under Item 2.01. The proceeds of any Equipment Line Loans shall be used for the purchase of capital equipment.  The proceeds of the Mortgage Loan shall be used for the GTC acquisition.  At the closing under the Credit Agreement, approximately $6,162,559 of the $15,000,000 was disbursed under the Revolving Credit Facility, $5,000,000 was disbursed under the GTC Term Loan, and $4,000,000 was disbursed under the Mortgage Loan.  Of the amounts disbursed under the Credit Agreement, approximately $15,111,000 was paid to Crane International Holdings, Inc., the shareholder of GTC, as cash payment in consideration under the Stock Purchase Agreement described below under Item 2.01, and the balance of $51,559 was applied to certain transaction expenses.

The loans under the Credit Agreement are subject to acceleration upon the occurrence of any of the following events of default: failure to make payments under the Credit Agreement within ten days of the due date; failure to perform any other obligation to Lender under the Credit Agreement subject to a grace period of ten days and an opportunity to cure within 30 days of notice in the case of certain covenants; failure to perform any obligation to Lender other than under the Credit Agreement after any applicable cure or grace periods; default in the payment of other indebtedness in excess of the principal amount of $100,000; inaccuracy of any representation and warranty in the Credit Agreement or related documents; filing of a petition in bankruptcy not stayed, bonded or vacated within 60 days of filing or similar events evidencing the financial difficulties of the Company; occurrence of a Change of Control (as defined in the Credit Agreement); unenforceability of any security document entered into in connection with the Credit Agreement; occurrence of any event that makes any employee benefit plan of the Company subject to termination under ERISA; or suspension or termination of any government contract of the Company that would have a material adverse effect on the Company.

The Company’s obligations under the Credit Agreement are secured by, among other things, (1) a security interest in all of the assets of the Company, IEC Electronics Wire and Cable, Inc. ("IECW&C"), formerly known as Val-U-Tech, Inc. and GTC granted on the terms and subject to the conditions of an Amended and Restated General Security Agreement dated as of December 16, 2009 by the Company, IECW&C and GTC in favor of the Lender; (2) a pledge of all of the Company’s equity interest in IECW&C and GTC on the terms and subject to the conditions of that Amended and Restated Pledge Agreement dated as of December 16, 2009 by and between the Company and the Lender; (3) a negative pledge on the Company’s real property on the terms and subject to the conditions of that Negative Pledge Agreement dated as of May 30, 2008 by and between the Company and the Lender and (4) a mortgage in favor of the Lender made by GTC covering GTC's interest in property and improvements located at premises at 1450 Mission Avenue NE, Albuquerque, New Mexico.  The Company’s obligations under the Credit Agreement are also guaranteed by IECW&C and GTC.

The Credit Agreement requires the Company to apply all net cash proceeds from the sales of assets out of the ordinary course of business if the proceeds exceed $100,000 in the aggregate and all net cash proceeds from property casualty insurance not applied to purchase replacement property to the prepayment of loans under the Prior Agreement and the Credit Agreement.  In addition, there is a mandatory prepayment equal to 50% of Excess Cash Flow (as defined in the Credit Agreement) for the Fiscal Year last ended to be applied first to the GTC Term Loan and then to the Mortgage Loan.

The Credit Agreement contains various covenants that, among other restrictions, limit the Company’s ability and the ability of its subsidiaries to:

•	incur debts or grant liens;
•	make certain investments;
•	engage in mergers and acquisitions or sell, transfer, assign or convey assets;
•	amend the Company’s certificate of incorporation or bylaws;
•	pay dividends or distributions on or repurchase the Company’s capital stock;
•	change the nature of its business;
•	form subsidiaries; and
•	engage in transactions with affiliates.

The Credit Agreement also contains covenants requiring the Company to maintain:

•
a Debt to EBITDARS Ratio (as defined in the Credit Agreement), on a consolidated basis, no greater than 3.50 to 1.00 at closing; no greater than 3.00 to 1.00 through September 30, 2010; and no greater than 2.50 to 1.00 through September 30, 2011.  The covenant shall be reported at the end of each fiscal quarter commencing with the fiscal quarter ending March 26, 2010;and

•
A minimum quarterly EBITDARS (as defined in the Credit Agreement), on a consolidated basis, equal to or greater than $1,000,000, measured at the end of each fiscal quarter commencing with the fiscal quarter ending on March 26, 2010; and

•
A minimum annual EBITDARS (as defined in the Credit Agreement), on a consolidated basis, equal to or greater than $5,000,000, measured at the end of each fiscal year commencing with the fiscal year ending on September 30, 2010; and

•
at all times a Fixed Charge Coverage Ratio (as defined in the Credit Agreement), on a consolidated basis, equal to or greater than 1.25 to 1.00, reported at the end of each fiscal quarter commencing with the fiscal quarter ending March 26, 2010.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 16, 2009, the Company acquired all of the issued and outstanding shares of capital stock of General Technology Corporation ("GTC"), a New Mexico corporation, from Crane International Holdings, Inc. ("Crane"), a Delaware corporation and subsidiary of Crane Co., pursuant to a Stock Purchase Agreement dated December 16, 2009 (the "Agreement") among the Company, Crane and GTC.  As a result of the acquisition, GTC became a wholly-owned subsidiary of the Company.  The aggregate purchase price paid by the Company was $14.2 million and was determined by arms length negotiations between the parties.  The purchase price was subject to adjustment based on GTC's working capital at closing.  At closing, the working capital adjustment was estimated to be $911,000 and the purchase price was increased by that amount, resulting in an aggregate of $15,111,000 being paid to Crane.  A final working capital adjustment will be determined subsequent to the closing date and cash payments may be owing to IEC or Crane, as the case may be.  The purchase price was financed by bank financing provided by Manufacturers Traders and Trust Company.  For a discussion of the Company's new credit facility, see Item 1.01 above.

GTC is a contract manufacturer located in Albuquerque, New Mexico and serves customers in the military and defense markets.  GTC, operating on a calendar year, had revenues from January 1, 2009 to December 16, 2009 of approximately $25 million.  Other than in connection with the acquisition, neither GTC nor Crane has had any material relationship with the Company or any of its affiliates, any director or officer of the Company or any associate of any such director or officer.

On December 17, 2009, the Company issued a press release announcing the acquisition of GTC which was disclosed in the Company's Current Report on Form 8-K filed on that date.

The financial statements required under Item 9.01(a) to be filed in connection with the completion of the Company’s acquisition of GTC are not included in the initial filing of this Current Report on Form 8-K and shall be filed by amendment not later than 71 days after the date on which this Current Report on Form 8-K is filed.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Stock Purchase Agreement, dated as December 16, 2009, by and among IEC Electronics Corp., Crane International Holdings, Inc. and General Technology Corporation.

10.1	Amended and Restated Credit Facility Agreement, dated as of December 16, 2009, by and among IEC Electronics Corp. and Manufacturers and Traders Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date: December 22, 2009	By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman, Chief Executive Officer